UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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Inter Parfums, Inc.

(Name of Registrant as Specified In Its Charter)

_____________________________________________________

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Inter Parfums, Inc.

551 Fifth Avenue

New York, New York 10176

Notice of Annual Meeting of Shareholders

to be Held on September 8, 2014

To the Shareholders of Inter Parfums, Inc.:

The annual meeting of shareholders of Inter Parfums, Inc. (the “company”) will be held at the offices of the company, at

Inter Parfums, Inc.

551 Fifth Avenue – 15th Floor

New York, NY 10176

Tel: 212.983.2640

on September 8, 2014 at 10:00 A.M., New York City Time, for the following purposes:

1.	To elect a board of directors consisting of nine (9) members to hold office until our next annual meeting and until their successors are elected and qualified;

2.	To vote for the advisory resolution to approve executive compensation; and

3.	To consider and transact such other business as may properly come before the annual meeting or any adjournments of the annual meeting.

The board of directors has fixed the close of business on July 28, 2014 as the record date for the determination of the shareholders entitled to notice of, and to vote at, the annual meeting and any adjournments of the annual meeting. The list of shareholders entitled to vote at the annual meeting may be examined by any shareholder at our offices at 551 Fifth Avenue, New York, New York 10176, during the ten day period prior to September 8, 2014.

By Order of our board of directors

Dated: July 28, 2014	Michelle Habert, Secretary

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE FILL IN, SIGN, AND DATE THE PROXY SUBMITTED HEREWITH AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE. THE GIVING OF SUCH PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE SUCH PROXY IN PERSON SHOULD YOU LATER DECIDE TO ATTEND THE MEETING. THE ENCLOSED PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS.

Inter Parfums, Inc.

Proxy Statement

Important Notice

Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on September 8, 2014

●             This proxy statement and the company’s annual report to shareholders for fiscal year ended December 31, 2013 are available at:

http://interparfums.investorroom.com

●             Accessing this website will not infringe upon your anonymity.

GENERAL

This proxy statement is furnished by the board of directors of our company, Inter Parfums, Inc., a Delaware corporation, with offices located at 551 Fifth Avenue, New York, New York 10176, in connection with the solicitation of proxies to be used at the annual meeting of our shareholders being held on September 8, 2014 and at any adjournments of the annual meeting. For purposes of this proxy statement, unless the context otherwise indicates, the terms the “company,” “us” or “our” refer to Inter Parfums, Inc.

This proxy statement will be mailed to shareholders beginning approximately August 5, 2014. If a proxy in the accompanying form is properly executed and returned, then the shares represented by the proxy will be voted as instructed on the proxy. Any shareholder giving a proxy may revoke it at any time before it is voted by providing written notice of revocation to the company’s Secretary or by a shareholder voting in person at the annual meeting.

All properly executed proxies received prior to the annual meeting will be voted at the annual meeting in accordance with the instructions marked on the proxy or as otherwise stated in the proxy. Unless instructions to the contrary are indicated, proxies will be voted

●	FOR the election of the nine (9) directors referred to in this proxy statement

●	FOR the advisory resolution to approve executive compensation.

In addition, the persons holding the proxies will consider and vote upon such other business as may properly come before the annual meeting or any adjournments of the annual meeting.

A copy of the company’s annual report for fiscal year ended December 31, 2013, which contains financial statements audited by the company’s independent registered public accounting firm, is being mailed to the company’s shareholders along with this proxy statement.

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We will bear the cost of preparing, assembling and mailing this notice of meeting, proxy statement, proxy and the enclosed annual report, as well as maintaining our internet website where you can obtain copies of this proxy statement and annual report to shareholders. In addition to solicitation of the proxies by use of the mails, some of our officers and regular employees, without extra remuneration, may solicit proxies personally or by telephone, telecopier or e-mail. We may also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of our common stock. We will reimburse these persons for their expenses in forwarding soliciting material.

VOTING SECURITIES AND

PRINCIPAL HOLDERS THEREOF

Our board of directors fixed the close of business on July 28, 2014 as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting. Only holders of our common stock on the record date will be able to vote at the annual meeting.

As of July 8, 2014, 30,938,648 shares of our common stock were outstanding. Each share of our common stock will entitle the holder of such share to one vote. None of the company’s shareholders have cumulative voting rights. Holders of shares of our common stock are entitled to vote on all matters. We also have 1,000,000 authorized shares of preferred stock, $.001 par value per share, none of which are outstanding.

The holders of a majority of the total number of outstanding shares of our common stock entitled to vote must be present in person or by proxy to constitute the necessary quorum for any business to be transacted at the annual meeting. Properly executed proxies marked “abstain,” as well as proxies held in street name by brokers that are not voted on all proposals to come before the annual meeting (“broker non-votes”), will be considered “present” for purposes of determining whether a quorum has been achieved at the annual meeting.

The nine (9) nominees to our board of directors receiving the greatest number of votes cast at the annual meeting in person or by proxy shall be elected. Consequently, any shares of our common stock present in person or by proxy at the annual meeting, but not voted for any reason will have no impact in the election of our board of directors. With respect to the advisory proposal to approve the compensation of our named executive officers, the favorable vote of a majority of the shares of our common stock present or represented at the annual meeting is required for approval.

Other matters that may be submitted to our shareholders for a vote at the annual meeting, if any, will require the favorable vote of a majority of the shares of our common stock present or represented at the annual meeting for approval, unless we advise you otherwise. If any matter proposed at the annual meeting must receive a specific percentage of favorable votes for approval, then abstentions in respect of such proposal are treated as present and entitled to vote under Delaware, law and therefore such abstentions have the effect of a vote against such proposal. Broker non-votes in respect of any proposal are not counted for purposes of determining whether such proposal has received the requisite approval.

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Members of our management have been informed that Messrs. Jean Madar and Philippe Benacin, the beneficial owners of our two largest shareholders, have a verbal agreement or understanding to vote their shares in a like manner, and intend to vote in favor of all of the nominees for directors. Therefore, all of the nominees are all likely to be elected. Also, members of our management have been informed that Messrs. Jean Madar and Philippe Benacin intend to vote in favor of the other proposal, and it is likely that such proposal will be passed as recommended by our management.

We know of no business other than the proposals discussed above that will be presented for consideration at the annual meeting. If any other matter is properly presented, then it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment.

The following table sets forth information, as of July 8, 2014 with respect to the beneficial ownership of our common stock by (a) each person we know to be the beneficial owner of more than 5% of our outstanding common stock, (b) our executive officers and directors and (c) all of our directors and officers as a group. As of July 8, 2014 we had 30,938,648 shares of common stock outstanding.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership[1]		Approximate Percent of Class
Jean Madar c/o Interparfums SA 4, Rond Point Des Champs Elysees 75008 Paris, France	7,117,599	[2]	23.2%
Philippe Benacin c/o Interparfums SA 4, Rond Point Des Champs Elysees 75008 Paris, France	6,926,394	[3]	22.3%
Russell Greenberg c/o Inter Parfums, Inc. 551 Fifth Avenue New York, NY 10176	30,000	[4]	Less than 1%

1All shares of common stock are directly held with sole voting power and sole power to dispose, unless otherwise stated. Options which are exercisable within 60 days are included in beneficial ownership calculations. Jean Madar, the Chairman of the Board and Chief Executive Officer of the Company and Philippe Benacin, the Vice Chairman of the Board and President of the Company, have a verbal agreement or understanding to vote their shares in a like manner.

2Consists of 28,258 shares held directly, 7,032,341 shares held indirectly through Jean Madar Holding SAS, a personal holding company, and options to purchase 57,000 shares.

3Consists of 23,330 shares held directly, 6,846,064 shares held indirectly through Philippe Benacin Holding SAS, a personal holding company, and options to purchase 57,000 shares.

4Consists of shares of common stock underlying options.

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Name and Address of Beneficial Owner	Amount of Beneficial Ownership[1]		Approximate Percent of Class
Philippe Santi Interparfums SA 4, Rond Point Des Champs Elysees 75008, Paris France	-0-		NA
Francois Heilbronn 60 Avenue de Breteuil 75007 Paris, France	30,063	[5]	Less than 1%
Jean Levy Chez Axcess Groupe 8 rue de Berri 75008 Paris, France	2,750	[6]	Less than 1%
Robert Bensoussan-Torres c/o Sirius Equity LLP 52 Brook Street W1K 5DS London	8,250	[7]	Less than 1%
Patrick Choël Universite -82 7 rue de Talleyrand 75007, Paris, France	14,575	[8]	Less than 1%
Michel Dyens Michel Dyens & Co. 17, avenue Montaigne 75008 Paris, France	-0-		NA
Frederic Garcia-Pelayo Interparfums SA 4, Rond Point Des Champs Elysees 75008, Paris France	-0-		NA
Axel Marot Interparfums SA 4, Rond Point Des Champs Elysees 75008, Paris France	-0-		NA
Henry B. (Andy) Clarke c/o Inter Parfums, Inc. 551 Fifth Avenue New York, NY 10176	17,625	[9]	Less than 1%
All Directors and Officers (As a Group 12 Persons)	14,147,256	[10]	45.5%

5 Consists of 27,563 shares held directly and options to purchase 2,500 shares.

6 Consists of 1,750 shares held directly and options to purchase 1,000 shares.

7 Consists of 7,000 shares held directly and options to purchase 1,250 shares.

8 Consists of 14,325 shares held directly and options to purchase 250 shares.

9 Consists of 1,625 shares held directly and options to purchase 16,000 shares.

10 Consists of 13,982,256 shares and options to purchase 165,000 shares.

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PROPOSAL NO. 1:

ELECTION OF DIRECTORS

General

The members of our board of directors are each elected with a plurality of votes cast in favor of their election for a one-year term or until their successors are elected and qualify. With the exception of Philippe Benacin, the officers are elected annually by the directors and serve at the discretion of the board of directors. There are no family relationships between executive officers or directors of our company.

On January 8, 2014 our company was advised that one of our directors, Serge Rosinoer, passed away, and on the same day we notified Nasdaq OMX of such event. Prior to the death of Mr. Rosinoer, we had nine (9) directors, with a majority of independent directors. As the result of the death of Mr. Rosinoer, our company was not in compliance with the requirement of the majority of independent directors rule, Nasdaq Rule 5605(b)(1). However, our company intends to comply with the cure period stated in Rule 5605(b)(1)(A), to have a majority of independent directors at this annual meeting of stockholders. The board of directors has nominated Mr. Michel Dyens to become an independent member of the board of directors, and if he is elected at this meeting, then our company would now be in compliance with which would comply with the majority of independent directors requirement.

Unless authority is withheld, the proxies in the accompanying form will be voted in favor of the election of the nominees named above as directors. Although all of the nominees have indicated their willingness to serve if elected, if at the time of the meeting any nominee is unable to or unwilling to serve, then the shares represented by properly executed proxies will be voted at the discretion of the person named in the proxies for another person designated by our board of directors.

Board of Directors

Our board of directors has the responsibility for establishing broad corporate policies and for the overall performance of our Company. Although certain directors are not involved in day-to-day operating details, members of the board of directors are kept informed of our business by various reports and documents made available to them. Our board of directors held 19 meetings (or executed consents in lieu thereof), including meetings of committees of the full board of directors during 2013 (including the last regular board meeting of 2013 held during January 2014), and except for Mr. Rosinoer, all of the directors attended at least 75% of the meetings (or executed consents in lieu thereof) of the full board of directors and committees of which they were a member. Our board of directors presently consists of eight (8) directors.

shares held directly or indirectly, and options to purchase 187,800 shares.

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We have adopted a Code of Business Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, as well as other persons performing similar functions, and we agree to provide to any person without charge, upon request, a copy of our Code of Business Conduct. Any person who requests a copy of our Code of Business Conduct should provide their name and address in writing to: Inter Parfums, Inc., 551 Fifth Avenue, New York, NY 10176, Att.: Shareholder Relations. In addition, our Code of Conduct is also maintained on our website, at www.interparfumsinc.com.

During 2013, our board of directors had the following standing committees:

•	Audit Committee – The Audit Committee has the sole authority and is directly responsible for, the appointment, compensation and oversight of the work of the independent accountants employed by our company which prepare or issue an audit report for our company. During 2013, the Audit Committee consisted of Messrs. Heilbronn, Levy and Choël.

The Company does not have an “audit committee financial expert” within the definition of the applicable Securities and Exchange Commission rules. First, finding qualified nominees to serve as a director of a public company without substantial financial resources has been challenging. Second, despite the applicable Securities and Exchange Commission rule which states that being named as the audit committee financial expert does not impose any greater duty, obligation or liability, the Company has been met with resistance from both present and former directors to being named as such primarily due to potential additional personal liability.

However, as the result of the background, education and experience of the members of the Audit Committee, our board of directors believes that such committee members are fully qualified to fulfill their obligations as members of the Audit Committee.

•	Executive Compensation and Stock Option Committee – The Executive Compensation and Stock Option Committee oversees the compensation of our company’s executives and administers our company’s stock option plans. During 2013, the members of such committee consisted of Messrs. Heilbronn, Levy and Choël. The charter of the Executive Compensation and Stock Option Committee is posted on our company’s website.

•	Nominating Committee – The members of such committee consist of Messrs. Heilbronn, Levy and Choël. The purpose of the Nominating Committee is to determine and recommend qualified persons to the Board of Directors who will be put forth as management's slate of directors for vote of the Corporation's stockholders, as well as to fill vacancies in the Board of Directors. The charter of the Nominating Committee is posted on our company’s website.

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Director Independence

The following are our existing directors who are “independent directors” within the applicable rules of The Nasdaq Stock Market: Francois Heilbronn, Jean Levy. Robert Bensoussan-Torres and Patrick Choël. In addition, Michel Dyens is also a nominee for director, and he is independent within the applicable rules of The Nasdaq Stock Market.

We follow and comply with the independent director definitions as provided by The Nasdaq Stock Market rules in determining the independence of our directors, which are posted on our company’s website. In addition, such rules are also available on The Nasdaq Stock Market’s website. In addition, The Nasdaq Stock Market maintains more stringent rules relating to director independence for the members of our Audit Committee, and the members of our Audit Committee, Messrs. Heilbronn, Levy and Choël, are independent within the meaning of those rules.

On January 8, 2014 our company was advised that one of our directors, Serge Rosinoer, passed away, and on the same day we notified Nasdaq OMX of such event. Prior to the death of Mr. Rosinoer, we had nine (9) directors, with a majority of independent directors. As the result of the death of Mr. Rosinoer, our company was not in compliance with the requirement of the majority of independent directors rule, Nasdaq Rule 5605(b)(1). However, our company intends to comply with the cure period stated in Rule 5605(b)(1)(A), to have a majority of independent directors at this annual meeting of stockholders by the election of Michel Dyens to the board of directors.

Procedures for Approval of Related Person Transactions

Transactions between related persons, such as between an executive officer or director and our company, or any company or person controlled by such officer or director, are required to be approved by our Audit Committee of our board of directors. Our Audit Committee Charter contains such explicit authority, as required by the applicable rules of The Nasdaq Stock Market.

Board Leadership Structure and Risk Management

For more than the past ten (10) years, Jean Madar has held the positions of Chairman of the Board of Directors and Chief Executive Officer of our company. Almost since inception, Mr. Madar has been allocated the responsibility of overseeing our United States operations and the operation of Inter Parfums, Inc., as a public company. Philippe Benacin, as Chief Executive Officer of Interparfums SA, has been allocated the responsibility of overseeing our European operations and its operation as a public company in France. In addition, Mr. Benacin is also the Vice Chairman of the Board of Directors of our company. Our board of directors is comfortable with this approach, as the two largest stockholders of our company are also directly responsible for the operations of our company’s two operating segments. Accordingly, our board of directors does not have a “Lead Director,” a non-management director who controls the meetings of our board of directors.

Our board of directors manages risk by (i) review of period operating reports and discussions with management; (ii) approval of executive compensation incentive plans through its committee, the Executive Compensation and Stock Option Committee; (iii) approval of related party transactions through its committee, the Audit Committee; and (iv) approval of material transactions not in the ordinary course of business. Since our inception, we have never been the subject of any material product liability claims, and we have had no recent material property damage claims.

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Further, we periodically enter into foreign currency forward exchange contracts to hedge exposure related to receivables denominated in a foreign currency and to manage risks related to future sales expected to be denominated in a foreign currency. We enter into these exchange contracts for periods consistent with our identified exposures. The purpose of the hedging activities is to minimize the effect of foreign exchange rate movements on the receivables and cash flows of Interparfums SA, our French subsidiary, whose functional currency is the Euro. All foreign currency contracts are denominated in currencies of major industrial countries and are with large financial institutions, which are rated as strong investment grade.

In addition, we mitigate interest rate risk by continually monitoring interest rates, and then determining whether fixed interest rates should be swapped for floating rate debt, or if floating rate debt should be swapped for fixed rate debt.

Business Experience

The following sets forth biographical information as to the business experience of each executive officer and director of our Company, as well as first time director nominee, Michel Dyens, for at least the past five years.

Board of Directors

Jean Madar

Jean Madar, age 53, a Director, has been the Chairman of the Board since our company’s inception, and is a co-founder of our company with Mr. Philippe Benacin. From inception until December 1993 he was the President of our company; in January 1994 he became Director General of Interparfums SA, our company’s subsidiary; and in January 1997 he became Chief Executive Officer of our company. Mr. Madar was previously the managing director of Interparfums SA, from September 1983 until June 1985. At such subsidiary, he had the responsibility of overseeing the marketing operations of its foreign distribution, including market research analysis and actual marketing campaigns. Mr. Madar graduated from The French University for Economic and Commercial Sciences (ESSEC) in 1983. We believe that Mr. Madar’s skills in guiding, leading and determining the strategic direction of our company since its inception together with Mr. Benacin, in addition to his contacts in the fragrance and cosmetic industry, render him qualified to serve as a member of our board of directors.

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Philippe Benacin

Mr. Benacin, age 55, a Director, is President of our Company and the Chief Executive Officer of Interparfums SA, has been the Vice Chairman of the Board since September 1991, and is a co-founder of our company with Mr. Madar. He was elected the Executive Vice President in September 1991, Senior Vice President in April 1993, and President of the Company in January 1994. In addition, he has been the Chief Executive Officer of Interparfums SA for more than the past five years. Mr. Benacin graduated from The French University for Economic and Commercial Sciences (ESSEC) in 1983. In June 2014 Mr. Benacin was elected as a member of the Supervisory Board of Vivendi, and Chairman of its Corporate Governance, Nominations and Remuneration Committee. We believe that Mr. Benacin’s skills in guiding, leading and determining the strategic direction of our company since its inception together with Mr. Madar, in addition to his contacts in the fragrance and cosmetic industry, render him qualified to serve as a member of our board of directors.

Russell Greenberg

Mr. Greenberg, age 57, the Chief Financial Officer, was Vice-President, Finance when he joined the Company in June 1992; became Executive Vice President in April 1993; and was appointed to our board of directors in February 1995. He is a certified public accountant licensed in the State of New York, and is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants. After graduating from The Ohio State University in 1980, he was employed in public accounting until he joined our company in June 1992. We believe that Mr. Greenberg’s skills in accounting and tax, as well as his knowledge of the fragrance industry and our Company’s operations, render him qualified to serve as a member of our board of directors.

Philippe Santi

Philippe Santi, age 52 and a Director since December 1999, is the Executive Vice President and Chief Financial Officer of Interparfums SA. Mr. Santi, who is a Certified Accountant and Statutory Auditor in France, has been the Chief Financial Officer of Interparfums SA since February 1995. Prior to February 1995, Mr. Santi was the Chief Financial Officer for Stryker France and an Audit Manager for Ernst and Young. We believe that Mr. Santi’s skills in accounting and tax, as well as his knowledge of the fragrance industry and our Company’s European operations, render him qualified to serve as a member of our board of directors.

Francois Heilbronn

Mr. Heilbronn, age 53, a Director since 1988, an independent director and a member of the Audit Committee, Nominating Committee and the Executive Compensation and Stock Option Committee, is a graduate of Harvard Business School with a Master of Business Administration degree and is currently the managing partner of the consulting firm of M.M. Friedrich, Heilbronn & Fiszer. He was formerly employed by The Boston Consulting Group, Inc. from 1988 through 1992 as a manager. Mr. Heilbronn graduated from Institut d' Etudes Politiques de Paris in June 1983. From 1984 to 1986, he worked as a financial analyst for Lazard Freres & Co. In addition, during 2009 Mr. Heilbronn became an Associate Professor in Business Strategy at Sciences Po, Paris, France. As the result of his business and financial acumen, as well as his experience as managing partner of a business consulting firm in the area of mergers and acquisitions of large international companies in retail, consumer goods and consumer services throughout the world, we believe Mr. Heilbronn is qualified to serve as a member of our board of directors.

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Jean Levy

Jean Levy, age 81, a Director since August 1996, an independent director and a member of the Audit Committee, Nominating Committee and the Executive Compensation and Stock Option Committee, worked for twenty-seven years at L'Oreal, and was the President and Chief Executive Officer of Cosmair, the exclusive United States licensee of L'Oreal, from 1983 through June 1987. In addition, he is the former President and Chief Executive Officer of Sanofi Beaute (France). For more than the past five years, Mr. Levy has been an independent advisor as well as a consultant for economic development to local governments in France. A graduate of l'Institut d'Etudes Politiques de Paris, he also attended Yale Graduate School and was a recipient of a Fulbright Scholarship. He was also a Professor at l'Institut d'Etudes Politiques de Paris. He was formerly a director of Zannier Group and Escada Beaute Worldwide and Rallye, S.A. In addition, Mr. Levy was also a director (Chairman of the Board until October 2001) of Financière d'Or, and its subsidiary, Histoire d'Or which is in the retail jewelry business. Mr. Levy was formerly a consultant to Ernst & Young, Paris through 2004. He is currently a board member of Price Minister, an internet based retailer located in Paris. Due to Mr. Levy having over thirty years’ experience as an executive officer, including more than ten years as President and Chief Executive Officer of well-known cosmetic companies such as Cosmair and Sanofi Beaute (France), we believe he is qualified to serve as a member of our board of directors.

Robert Bensoussan

Robert Bensoussan, age 56, has been a Director since March 1997, and also is an independent director. Mr. Bensoussan is the co-founder of Sirius Equity, a retail and branded luxury goods investment company. Since 2008, Sirius has invested in UK shoe and clothing retailer LK Bennett, Italian sportswear retailer and wholesaler Jeckerson Spa and feelunique.com, Europe's largest online beauty retailer. Mr. Bensoussan served previously as Executive Chairman and CEO of LK Bennett and is now Non-Executive Chairman. He has also acted as the Non-Executive Chairman of Jekerson Spa since May 2008 and of feelunique.com since December 2012. Mr. Bensoussan is a board member of lululemon athletica inc. He is also a member of three private Boards, including Men's retailer Celio International (Belgium), Zen Cars (Belgium), an electric car rental company, and Aurenis (France) a part-works publisher. Previously Mr. Bensoussan was as director of, and had an indirect ownership interest J. Choo Limited until July 2011, and CEO (from 2001 to 2007) and a member of the Board of Jimmy Choo Ltd (from 2001 to 2011), a privately held luxury shoe wholesaler and retailer. We believe Mr. Bensoussan is qualified to serve as a member of our board of directors due to his business and financial acumen, as well as his experience in the retail and branded luxury goods market.

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Patrick Choël

Mr. Choël, age 70, was appointed to the board of directors in June 2006 as an independent director, and is a member of the Audit Committee, Nominating Committee and the Executive Compensation and Stock Option Committee. Mr. Choël is a director of our majority-owned subsidiary, Interparfums SA, and Modellabs, both publicly held companies, and Christian Dior and Guerlain, both privately held companies. He is also the manager of Université 82, a business consultant and advisor. For approximately 10 years, through March 2004, Mr. Choël worked as the President and CEO of two divisions of LVMH, first Parfums Christian Dior, a leading world-wide prestige beauty/fragrances business, and later, the LVMH Perfumes and Cosmetics Division, which included such well-known brands as Parfums Christian Dior, Guerlain, and Parfums Givenchy, among others. Prior to such time, for approximately 30 years, he worked at various executive positions at Unilever, including President and CEO of Elida Fabergé France and President and CEO of Chesebrough Pond’s USA. We believe that Mr. Choël, who has previously worked as President and Chief Executive Officer of two divisions of LVMH Moet Hennessy Louis Vuitton S.A., which included such well-known brands as Parfums Christian Dior, Guerlain, and Parfums Givenchy, is qualified to serve as a member of our board of directors.

Michel Dyens

Michel Dyens, age 74, is the owner, Chairman and Chief Executive Officer of Michel Dyens & Co., which he founded more than 25 years ago. With headquarters in New York and Paris, Michel Dyens & Co. is a leading independent investment banking firm focused on mergers and acquisitions. Michel Dyens & Co. has vast experience in the luxury goods, beauty, spirits and other premium branded consumer goods in which it has concluded numerous landmark deals. Michel Dyens & Co. has advised in such deals as the sale of the Grey Goose ultra-premium vodka brand to Bacardi, John Frieda Professional Hair Care and Molton Brown to the Kao Company, the Svedka vodka brand to Constellation Brands, Chambord liqueur to Brown-Forman, Harry Winston to Aber Diamond Company and Boucheron to Gucci. Michel Dyens & Co. also has a strong track record of deals in media and internet, including the deals in which AuFeminin was sold to Axel Springer and Cyréalis to M6, among others. Michel Dyens & Co. recently advised the shareholders of the Essie cosmetics business in the sale of the company to L’Oréal, as well as advising LVMH on the acquisition of the Swiss watchmaker Hublot, TIGI (BedHead and Catwalk brands) in its sale to Unilever and NIOXIN Research Laboratories in the sale of the company to Procter & Gamble. Mr. Dyens is also the owner of Varenne Enterprises, a media company which he founded more than 25 years ago. From April 2004 to September 2014, Mr. Dyens was an independent director of Interparfums SA, a majority-owned subsidiary of the Company, which has it shares publicly traded on the Euronext Exchange. We believe Mr. Dyens is qualified to serve as a member of our board of directors due to his knowledge of our company’s luxury business, his business and financial acumen, as well as his experience in the luxury goods market.

Executive Officers Who Are Not Directors

Frederic Garcia-Pelayo

Frederic Garcia-Pelayo, age 54, became the Director of the Luxury and Fashion division of Interparfums SA in March 2005. He was previously the Director of Marketing and Distribution for Perfume and Cosmetics for Interparfums SA and was named Executive Vice President in 2004. Previously Mr. Garcia-Pelayo was the Director of Export Sales of Interparfums SA from September 1994. Prior to September 1994, Mr. Garcia-Pelayo was the Export Manager for Benetton Perfumes for seven (7) years.

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Axel Marot

Axel Marot, age 41, was the Supply Chain Manager when he joined Interparfums SA in 2003 and has been the Director of Operations for Interparfums SA since January 2005. Prior to joining Interparfums SA, Mr. Marot was a Supply Chain Manager for Nestlé.

Andy Clarke

Henry B. “Andy” Clarke, age 53, was appointed as President of Inter Parfums USA, LLC in 2009, following his appointment as President of Inter Parfums USA, LLC – Specialty Retail Division in January 2008, which presently encompasses fragrance and personal care products produced for specialty retail brands such as Gap, Banana Republic, Brooks Brothers, bebe, Betsey Johnson and Lane Bryant, and fragrances for prestige brands such as Anna Sui, Alfred Dunhill, Agent Provocateur, Shanghai Tang and Oscar de la Renta. Mr. Clarke has been employed by our company since 2001.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 3, 4 and 5 and any amendments to such forms furnished to us, and written representations from various reporting persons furnished to us, we are not aware of any reporting person who has failed to file the reports required to be filed under Section 16(a) of the Securities Exchange Act of 1934 on a timely basis.

Executive Compensation

Compensation Discussion and Analysis

General

The executive compensation and stock option committee of our board of directors is comprised entirely of independent directors and oversees all elements of compensation (base salary, annual bonus, long-term incentives and perquisites) of our company’s executive officers and administers our company’s stock option plans, other than the non-employee directors stock option plan, which is self-executing.

The objectives of our compensation program are designed to strike a balance between offering sufficient compensation to either retain existing or attract new executives on the one hand, and maintaining compensation at reasonable levels on the other hand. We do not have the resources comparable to the cosmetic giants in our industry, and, accordingly, cannot afford to pay excessive executive compensation. In furtherance of these objectives, our executive compensation packages generally include a base salary, as well as annual incentives tied to individual performance and long-term incentives tied to our operating performance.

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Mr. Madar, the Chairman and Chief Executive Officer, takes the initiative after discussions with Mr. Russell Greenberg, Executive Vice President, Chief Financial Officer and a Director, and recommends executive compensation levels for executives for United States operations. Mr. Benacin, the Chief Executive Officer of Interparfums SA, takes the initiative after discussions with Philippe Santi, the Chief Financial Officer of Interparfums SA, and recommends executive compensation levels for executives in European operations. The recommendations are presented to the compensation committee for its consideration, and the compensation committee makes a final determination regarding salary adjustments and annual award amounts to executives, including Jean Madar and Philippe Benacin. Mr. Madar the Chief Executive Officer is not present during deliberations or determination of his executive compensation by the compensation committee. Further, Messrs. Madar and Benacin, in addition to being executive officers and directors, are our largest beneficial shareholders, and therefore, their interests are aligned with our shareholder base in keeping executive compensation at a reasonable level.

The compensation committee was pleased that the most recent shareholder advisory vote on executive compensation held at our last annual meeting of shareholders in July 2013 overwhelmingly approved the compensation policies and decisions of the compensation committee. As such vote validated the compensation policies and decisions of the compensation committee. The compensation committee has determined to continue its present compensation policies in order to determine similar future decisions.

Our compensation committee believes that individual executive compensation is at a level comparable with executives in other companies of similar size and stage of development that operate in the fragrance industry and takes into account our company’s performance as well as our own strategic goals. Further, the compensation committee believes that its present policies to date, with its emphasis on rewarding performance, has served to focus the efforts of our executives, which in turn permitted our company to weather the storm of the recent recession and put our company on track for a continued high rate of growth and profitability, which management believes will result in a substantial increase in value to our shareholders.

Elements of Compensation

General

The compensation of our executive officers is generally comprised of base salaries, annual cash bonuses and long-term equity incentive awards. In determining specific components of compensation, the compensation committee considers individual performance, level of responsibility, skills and experience, other compensation awards or arrangements and overall company performance. The compensation committee reviews and approves all elements of compensation for all of our executive officers taking into consideration recommendations from the Chief Executive Officer of our company and the Chief Executive Officer of Interparfums SA, as well as information regarding compensation levels at competitors in our industry.

Our named executive officers have all been with the company for more than the past ten (10) years, with Messrs. Madar and Benacin being founders of the company in 1985. As Messrs. Madar and Greenberg for United States operations, and Benacin and Santi for European operations, are most familiar with the individual performance, level of responsibility, skills and experience of each executive officer in their respective operating segments, the compensation committee relies upon the information provided by such executive officers in determining individual performance, level of responsibility, skills and experience of each executive officer.

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The compensation committee views the competitive market place very broadly, which would include executive officers from both public and privately held companies in general, including fashion and beauty companies, but not limited to the “peer companies” contained in the corporate performance graph contained in our annual report. Rather than tie the compensation committee’s determination of compensation proposals to any specific peer companies, the members of our committee have used their business experience, judgment and knowledge to review the executive compensation proposals recommended to them by Mr. Madar for United States operations and Benacin for European operations. As such, compensation committee did not determine the need to “benchmark” of any material item of compensation or overall compensation.

The members of the compensation committee have extensive experience and business acumen and are well qualified in determining the appropriateness of executive compensation levels. Mr. Heilbronn is a managing partner of a business consulting firm in the area of mergers and acquisitions of large international companies in retail, consumer goods and consumer services throughout the world. Mr. Levy has over thirty years’ experience as an executive officer, including more than ten years as President and Chief Executive Officer of well-known cosmetic companies such as Cosmair and Sanofi Beaute (France). Mr. Choël, the final committee member, is presently a business consultant and advisor, who previously worked as President and Chief Executive Officer of two divisions of LVMH Moet Hennessy Louis Vuitton S.A., which included such well-known brands as Parfums Christian Dior, Guerlain, and Parfums Givenchy. Mr. Choël has also been President and CEO of both Elida Fabergé France and Chesebrough Pond’s USA.

Base Salary

Base salaries for executive officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive market place for executive talent. Base salaries for executive officers are reviewed on an annual basis, and adjustments are determined by evaluating our operating performance, the performance of each executive officer, as well as whether the nature of the responsibilities of the executive has changed.

As stated above, as Messrs. Madar and Greenberg for United States operations, and Benacin and Santi for European operations, are most familiar with the individual performance, level of responsibility, skills and experience of each executive officer in their respective segments, the committee relies upon the information provided by such executive officers in determining individual performance, level of responsibility, skills and experience of each executive officer.

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For executive officers of United States operations, the bulk of their annual compensation is in base salary. However, for executive officers of European operations base salary comprises a smaller percentage of overall compensation. We have paid a lower percentage of overall compensation in the form of base salary to executive officers of European operations for several years, principally because European operations historically have had higher profitability than United States operations, and European operations are run differently from United States operations by the Chief Executive Officer of European operations, Mr. Benacin. As the result of this historically higher profitability, European operations have had the ability to pay higher bonus compensation in addition to base salary. As bonus compensation is and has historically been discretionary, no targets were set in order to maintain flexibility. Further, if results of operations for European operations were not satisfactory (again, no target amounts were set to maintain flexibility), then bonus compensation, as well as overall compensation could be lowered without otherwise affecting base salary. Finally, by keeping annual bonus compensation at a higher percentage of overall compensation and base salary at a lower percentage, our company benefits because the base amount for annual salary adjustments would be smaller.

For 2013, each of Mr. Philippe Santi, the Chief Financial Officer of Interparfums SA, and Mr. Frederic Garcia-Pelayo, Director of the Luxury and Fashion division, had their based salaries increased upon the recommendation of Mr. Benacin, and received a base salary of €285,600, an increase (2.6%) from €278,400 in 2012. These increases in base salary for 2013 were in line with the base salary increases also recommend by Mr. Benacin for 2012 of 2.7% to €278,400. The Compensation Committee considered the recommendations of Mr. Benacin, as well as the services performed for European operations by Messrs. Santi and Garcia-Pelayo.

With regard to Mr. Benacin, his base salary remained constant for 2011, 2012 and 2013, at €391,200 per year. In view of the uncertainty of the status of the Burberry license at the end of 2011 and beginning of 2012, which accounted for approximately 56% of net sales of Interparfums SA for 2011, Mr. Benacin believed it to be prudent to recommend only a limited base salary increase to Messrs. Santi and Garcia-Pelayo and not to increase his base salary. The compensation committee agreed with Mr. Benacin’s assessment of the uncertain business prospects of Interparfums SA and his proposed disposition relating to base salary for Interparfums SA executive officers.

However, for 2014, in addition to his base salary which was increased from €391,200 to €414,000, a 5.8% increase, Philippe Benacin Holding SAS, Mr. Benacin’s personal holding company, will receive $250,000 for services rendered and to be rendered outside of the United States by Mr. Benacin for the benefit of the Company’s United States operations, in his capacity as President of our company. Payment is being made by the Company’s United States operations. A consulting agreement has been agreed in principle with Mr. Benacin’s holding company, which provides for review on an annual basis of the amount of compensation payable to such company.

The compensation took into account the following three salient factors in authorizing payment to Mr. Benacin’s holding company— services rendered to United States operations for several years by Mr. Benacin in connection with licensing and distribution of international brands without any cash compensation from United States operations, future international services to be performed by Mr. Benacin relating to licensing and distribution of international brands for United States operations, as well as three years without any increase in his base salary.

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A different approach is taken for United States operations as that segment is smaller and less profitable. A more significant base salary is paid in order to attract and retain employees with the skills and talents needed to run the operation with a lesser emphasis placed on bonuses. None of the executive officers for United States operations have employment agreements, as we believe that having flexibility in structuring annual base salary is a benefit, which permits us to act quickly to meet a changing economic environment.

For 2013, Andy Clarke, the President of Inter Parfums USA, LLC, the largest subsidiary of the United States operations, did not have his base salary increased from the $320,000 he received in 2012 and 2011. Beginning in 2012, in lieu of a base salary increase, Mr. Clarke was awarded a commission on certain new sales that he was instrumental in bringing to our company. For 2013 and 2012, Mr. Clarke received commissions of $306,200 and $248,224, respectively. For a detailed discussion of Mr. Clarke’s commission structure for both 2013 and 2012, please see “Bonus Compensation/Annual Incentives”.

For 2013, Russell Greenberg, the Executive Vice President and Chief Financial Officer, received a $30,000 (6.25%) increase in his base salary, to $510,000, as compared to the $23,000 (5%) increase in his base salary he received in 2012 from 2011. In connection with these increases in salary, the Compensation Committee considered the following material factors in granting Mr. Greenberg his salary increase: his individual performance, level of responsibility, skill and experience, as well as the recommendation of the Chief Executive Officer.

For 2013, Mr. Madar, the Chief Executive Officer, did not receive any increase in his base salary, which has remained at $380,000 since 2009. Mr. Madar also shared the view of Mr. Benacin that in view of the uncertainty of the status of the Burberry license at the end of 2011 and beginning of 2012, Mr. Madar determined not to recommend any increase in his base salary to the compensation committee. However, over the past 3 years, net income of US operations has grown from a loss of ($200,000) in 2009 to a profit of $5.1 million in 2012. Accordingly, after several years of no increase in his base salary, for 2013, in addition to his base salary which remained at $380,000, Jean Madar Holding SAS, Mr. Madar’s personal holding company, received $250,000 for services rendered outside of the United States by Mr. Madar in his capacity as Chief Executive Officer. A consulting agreement has been signed with Mr. Madar’s holding company, which provides for review on an annual basis of the amount of compensation payable to such company. For 2014 both the base salary of Mr. Madar as well as the consulting fee payable to his personal holding company will remain the same as they were for 2013. In determining Mr. Madar’s base salary, as well as the consulting fee for 2014 being paid to Mr. Madar’s holding company, the Committee took into account Mr. Madar’s leadership of our company in general, the increasing profitability of United States operations over the past several years, and his services in assisting United States operations in acquiring three new fragrance licenses during 2013.

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Bonus Compensation/Annual Incentives

We have paid a higher percentage of overall compensation in the form of bonus compensation to executive officers of European operations for several years, principally because European operations historically have had higher profitability than United States operations. As the result of this historically higher profitability, European operations have had the ability to pay higher bonus compensation in addition to base salary. As bonus compensation is discretionary no targets were set in order to maintain flexibility. Further, if results of operations for European operations were not satisfactory (again, no target amounts were set to maintain flexibility), then bonus compensation, as well as overall compensation could be lowered without otherwise affecting base salary.

For 2013, Mr. Benacin, the chief decision maker for European operations, proposed and the compensation committee concurred in the payment of bonus compensation of €78,000 to Mr. Benacin (approximately 20% of base salary), and €268,000 (approximately 96% of base salary) to each of Messrs. Santi and Garcia- Pelayo. In addition to individual performance, level of responsibility, skill and experience other factors considered by the Compensation Committee were the increased sales of European operation ongoing brands, Lavin, Montblanc and Jimmy Choo, as well as the work with recently licensed European operation brands, Balmain, Repetto and Karl Lagerfeld. However, Mr. Benacin recommended that his bonus compensation for 2013 be reduced to €78,000 (approximately 20% of base salary) from €254,500 which he received for 2012 (approximately 65% of base salary), in order to offset in large part the new $250,000 in consulting fees he is to receive in 2014 through his personal holding company, as discussed above. The difference in the bonus compensation from 2013 to 2012, €176,500, approximates $240,000 at current exchange rates. The Compensation Committee approved the bonus compensation in tandem with the consulting agreement based upon services Mr. Benacin rendered to United States operations for several years in connection with licensing and distribution of international brands without any cash compensation from United States operations, future international services to be performed by Mr. Benacin relating to licensing and distribution of international brands for United States operations, as well as three years without any increase in his base salary. The Compensation Committee also understands that both Mr. Benacin and the Corporation will benefit from lower tax rates by having compensation taken in this form.

For 2012, Mr. Benacin, the chief decision maker for European operations, proposed and the committee concurred in the payment of bonus compensation of € 254,500 to Mr. Benacin (approximately 65% of base salary), and €258,000 (approximately 93% of base salary) to each of Messrs. Santi and Garcia- Pelayo. Such bonus compensation exceeded prior bonus compensation as a percentage of base salary, and was given in recognition of the services performed in connection with the resolution of the disposition of the Burberry license, as well as the record year for sales and earnings of European operations. For 2011, bonus compensation was approximately equal to 72% of 2010 base salaries.

A different approach is taken for United States operations as that segment is smaller and less profitable. A more significant base salary is paid in order to attract and retain employees with the skills and talents needed to run the operation with a lesser emphasis placed on bonuses. Based upon the recommendation of the Chief Executive Officer, for 2013, Mr. Greenberg received a discretionary cash bonus of $50,000, which was the same amount he received in 2012. The Compensation Committee considered the following material factors in granting Mr. Greenberg his 2013 bonus: his individual performance, level of responsibility, skill and experience, as well as the recommendation of the Chief Executive Officer. The compensation committee authorized the bonus in 2012 in recognition for his services in connection with the disposition of the Burberry license, as well as the record year for sales and earnings of our company.

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For 2012, in lieu of a base salary increase, Mr. Clarke was awarded a commission on certain new sales that he was instrumental in bringing to our company. The commission rate was determined based on internal estimates of sales targets for the new business. For 2012, in determining the projected amount of the commission portion of Mr. Clarke’s estimated compensation, the initial assumption was based upon internal net sales projections of $30 million, which included $20 million for Anna Sui brand sales and $10 million for new secondary market distribution. The commission rate of 0.8% of net sales would yield $240,000 based upon internal projections. However, net sales exceeded the internal projections and his commission rate of 0.8% was based upon actual sales of $31.0 million, which yielded a total commission of $248,224. As Mr. Clarke was instrumental in obtaining the Anna Sui license for the Company and obtaining this new secondary market distribution, it was determined that such additional compensation was fair in view of his contribution to the Company’s increase in sales.

For 2013, no changes were made to the commission structure for Mr. Clarke. Actual net sales for both the Anna Sui brand and secondary market product sales aggregated approximately $38.3 million, and therefore, based upon the commission rate discussed above, Mr. Clarke received a commission of $306,200 for 2013.

For 2013 and 2012, Mr. Clarke did not receive a discretionary cash bonus. However, as discussed above, in lieu of an increase in base salary, Mr. Clarke received a commission on sales of Anna Sui, in which he was instrumental in obtaining the business. The commission was based upon sales targets determined after negotiation with the Chief Executive Officer. For 2012, the amount of Mr. Clarke’s commission under this plan was $248,224.

Mr. Madar, the Chief Executive Officer did not receive any cash bonus for 2012, or for years 2011, 2010 and 2009. However, as discussed above under the heading “Base Salary”, over the past 3 years, net income of US operations has grown from a loss of ($200,000) in 2009 to a profit of $5.1 million 2012. Accordingly, after several years with no increase in his base salary, for 2013, in addition to his base salary, Jean Madar Holding SAS, his personal holding company, will receive $250,000 for services to be rendered outside of the United States by Mr. Madar in his capacity as Chief Executive Officer. Also for 2013, any further bonus compensation for Mr. Madar would be at the discretion of the compensation committee.

As required by French law, Interparfums SA maintains its own profit sharing plan for all French employees who have completed three months of service, including executive officers of our European operations other than Mr. Benacin, the Chief Executive Officer of Interparfums SA. Benefits are calculated based upon a percentage of taxable income of Interparfums SA and allocated to employees based upon salary. The maximum amount payable per year per employee is 25,000€, or approximately $34,000.

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Calculation of the total annual benefits contribution is made according to the following formula:

50% of (Interparfums SA net income, less 5% of shareholders’ equity without net income for the year) times a fraction, the numerator of which is wages, and the denominator of which is net income before tax + wages + taxes (other than income tax) + valuation allowances + amortization expenses + interest expenses.

Contribution to individual employees is then made pro rata based upon their individual salaries for the year.

Long-Term Incentives

Stock Options. We link long-term incentives with corporate performance through the grant of stock options. All options are granted with an exercise price equal to the fair market value of the underlying shares of our common stock on the date of grant, and terminate on or shortly after severance of the executive’s relationship with us. Unless the market price of our common stock increases, corporate executives will have no tangible benefit. Thus, they are provided with the additional incentive to increase individual performance with the ultimate goal of increasing our overall performance. We believe that enhanced executive incentives which result in increased corporate performance tend to build company loyalty. As a general rule, the number of options granted is determined by several factors, but most importantly, both individual and company operating results for the past year, as well as past option grants to such executives.

For executive officers of United States operations and European operations, we typically grant nonqualified stock options with a term of 6 years that vest ratably of a 5-year period on a cumulative basis, so that the option will become fully exercisable at the beginning of the sixth year from the date of grant. In addition, option grants to purchase shares of our majority-owned, French subsidiary, Interparfums SA have a term of 6 years and vest 4 years after the date of grant. However, no options were granted by Interparfums SA to any executive officers during 2012 and 2011.

We believe that the vesting period of these options serve a dual purpose: 1. executives will not receive any benefit if they leave prior to such portion of the option vesting; and 2. having a vesting period, matches the service period with the potential benefits of the option. Pursuant to our stock option plan, non-qualified stock options granted to executives terminate immediately upon the executive’s termination of association with our company. This termination provision coupled with a vesting period reduces benefits afforded to an executive when an executive officer leaves our employ.

Over the past several years, as our company has grown and the market price or our common stock has increased, Messrs. Madar and Benacin have realized substantial compensation as the result of the exercise of their options. As the two executives most responsible for continued growth and success of our company, the compensation committee believes the granting of options is an appropriate tool to tie a substantial portion of their compensation to the success of our company and is completely warranted.

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The actual compensation realized as the result of the exercise of options in the past, as well as the future potential of such rewards, are powerful incentives for increased individual performance and ultimately increased company performance. In view of the fact that the executive officers named above contribute significantly to our profitable operations, the compensation committee believes the option grants are valid incentives for these executive officers and are fair to our shareholders. Generally we grant options to executive officers in December of each year.

In December for each of the years 2011-2013, upon the recommendation of the company’s Chief Executive Officer, the compensation committee granted options to purchase a total of 19,000 shares of our common stock to each of Jean Madar and Philippe Benacin at the fair market value on the date of grant. Option grants to Messrs. Madar and Benacin were identical as each is the Chief Executive Officer of their respective operating segments. Also in December for each of the years 2011-2013, the compensation committee granted options to purchase 25,000 shares to Mr. Greenberg, the Chief Financial Officer, at the fair market value on the date of grant. The Compensation Committee determined that the option grants for Messrs. Madar, Benacin and Greenberg, which have remained the same for years 2011-2012, were reasonable, so based upon the recommendation of the Chief Executive Officer, it determined to keep the option grants for such executive officers at the same level for 2013.

In December 2013, options to purchase a total of 5,000 shares were granted to Messrs. Santi and Garcia-Pelayo, which were the same amounts as the aggregate amount granted in December 2012 and January 2013 to Messrs. Santi and Garcia-Pelayo. These amounts represent an increase as additional compensation for their contribution to the efforts of the United States based operations, as compared with 2011, when options to purchase 3,000 shares were granted to Messrs. Santi and Garcia-Pelayo,.

Stock Appreciation Rights. Our 2004 stock option plan authorizes us to grant stock appreciation rights, or SARs. An SAR represents a right to receive the appreciation in value, if any, of our common stock over the base value of the SAR. To date, we have not granted any SARs under the 2004 plan. While the compensation committee currently does not plan to grant any SARs under our 2004 plan, it may choose to do so in the future as part of a review of the executive compensation strategy. The Interparfums SA stock option plan does not have stock appreciate rights.

Restricted Stock. We have not in the past, and we do not have any future plans to grant restricted stock to our executive officers. However, while the compensation committee currently does not plan to authorize any restricted stock plans, the compensation committee may choose to do so in the future as part of a review of the executive compensation strategy.

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Other Compensation

Mr. Benacin is the Chief Executive Officer of Interparfums SA (European operations), as well as a founder of our company, and we believe we should recognize his responsibility, skills and experience, as well as the results of the company. For 2013, Mr. Benacin received an automobile allowance of €10,800, which is the same amount paid in 2012, 2011 and 2010.

No Stock Ownership Guidelines

We do not require any minimum level of stock ownership by any of our executive officers. As stated above, Messrs. Madar and Benacin, are our largest beneficial shareholders, which align their interests with our shareholder base in keeping executive compensation at a reasonable level.

Retirement and Pension Plans

We maintain a 401(k) plan for United States operations. However, we do not match any contributions to such plan, as we have determined that base compensation together with annual bonuses and stock option awards, are sufficient incentives to retain talented employees. Our European operations maintain a pension plan for its employees as required by French law.

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis provisions included in the Annual Report on Form 10-K for fiscal year ended December 31, 2013 and the proxy statement for the upcoming annual meeting of shareholders. Based on this review and discussion, we recommend to the board of directors that the Compensation Discussion and Analysis referred to above be included in the Annual Report on Form 10-K as well as the proxy statement for the upcoming annual meeting of shareholders.

Francois Heilbronn, Jean Levy and Patrick Choël

The following table sets forth a summary of all compensation awarded to, earned by or paid to our “named executive officers,” who are our principal executive officer, our principal financial officer, and each of the 3 most highly compensated executive officers of our company. This table covers all such compensation during fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011. For all compensation related matters disclosed in the summary compensation table, and elsewhere, all amounts paid in euro have been converted to U.S. dollars at the average rate of exchange in each year.

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SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Jean Madar,	2013	630,000	-0-	-0-	178,790	-0-	-0-	-0-	808,790
Chairman and	2012	380,000	-0-	-0-	106,000	-0-	-0-	-0-	486,000
Chief Executive Officer	2011	380,000	-0-	-0-	87,000	-0-	-0-	-0-	467,000

Russell Greenberg,	2013	510,000	50,000	-0-	235,250	-0-	-0-	-0-	795,250
Chief Financial Officer and	2012	480,000	50,000	-0-	139,000	-0-	-0-	-0-	669,000
Executive Vice President	2011	457,000	35,000	-0-	114,000	-0-	-0-	-0-	606,000

Philippe Benacin, President Inter	2013	518,966	103,475	-0-	178,790	-0-	12,000	14,327	827,558
Parfums, Inc., Chief Executive	2012	502,457	326,880	-0-	106,000	-0-	11,213	13,872	960,422
Officer of Interparfums SA	2011	542,790	253,913	-0-	87,000	-0-	14,846	14,985	913,534

Philippe Santi, Executive Vice	2013	378,877	355,529	-0-	65,870	33,292	12,000	-0-	844,568
President and Chief Financial	2012	357,577	331,375	-0-	17,000	32,233	11,213	-0-	749,398
Officer, Interparfums SA	2011	376,290	274,725	-0-	14,000	24,906	14,846	-0-	704,767

Frédéric Garcia-Pelayo,	2013	378,877	355,529	-0-	65,870	33,292	12,000	9,021	854,589
Director Export Sales,	2012	357,577	331,375	-0-	17,000	32,233	11,213	8,734	758,132
Interparfums SA	2011	376,290	274,725	-0-	14,000	24,906	14,846	9,435	714,202

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1 Amounts reflected under Option Awards represent the grant date fair values in 2013, 2012 and 2011 based on the fair value of stock option awards using a Black-Scholes option pricing model. The assumptions used in this model are detailed in Footnote 11 to the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013 and filed with the SEC.

2 As required by French law, Interparfums SA maintains its own profit sharing plan for all French employees who have completed three months of service, including executive officers of our European operations other than Mr. Benacin, the Chief Executive Officer of Interparfums SA Benefits are calculated based upon a percentage of taxable income of Interparfums SA and are allocated to employees based upon salary. The maximum amount payable per year is 25,000 euro, or approximately $34,000.

Calculation of total annual benefits contribution is made according to the following formula:

50% of (Interparfums SA net income, less 5% of shareholders’ equity without net income for the year) times a fraction, the numerator of which is wages, and the denominator of which is net income before taxes, + wages + taxes (other than income tax) + valuation allowances + amortization expenses + interest expenses.

Contribution to individual employees is then made pro rata based upon their individual salaries for the year.

3 The following table identifies (i) perquisites and other personal benefits provided to our named executive officers in fiscal 2013, and quantifies those required by SEC rules to be quantified and (ii) all other compensation that is required by SEC rules to be separately identified and quantified.

Name and Principal Position	Perquisites and other Personal Benefits ($)	Personal Automobile Expense($)	Lodging Expense($)	Total ($)

Jean Madar, Chairman Chief Executive Officer	-0-	-0-	-0-	-0-

Russell Greenberg, Chief Financial Officer and Executive Vice President	-0-	-0-	-0-	-0-

Philippe Benacin, President of Inter Parfums, Inc. and Chief Executive Officer of Interparfums SA	-0-	14,327	-0-	14,327

Philippe Santi, Executive Vice President and Director General Delegue, Interparfums SA	-0-	-0-	-0-	-0-

Frédéric Garcia-Pelayo, Director Export Sales, Interparfums SA	-0-	9,021	-0-	9,021

Ratio of CEO’s Compensation to Median Compensation of All Employees (Excluding CEO Compensation)

We have determined that for 2013, the median total compensation for all of our employees, but excluding the compensation of our Chief Executive Officer, was $117,434. The total compensation for our Chief Executive Officer for 2013 as set forth in the Summary Compensation above was $808,790. Therefore, for 2013 the ratio of the total compensation for our Chief Executive Officer as compared to the median total compensation to all of our employees excluding the compensation of our Chief Executive Officer, is 6.9:1.

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Plan Based Awards

The following table sets certain information relating to each grant of an award made by our company to the executive officers of our company listed in the Summary Compensation Table during the past fiscal year.

		Grants of Plan-Based Awards
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise or Base Price of Option
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	Stock or Units (#)	Underlying Options (#)	Awards ($/Sh)	Closing Price
Jean Madar	12/31/13	-0-	-0-	-0-	-0-	-0-	-0-	-0-	19,000	35.75	35.81
Russell Greenberg	12/31/13	-0-	-0-	-0-	-0-	-0-	-0-	-0-	25,000	35.75	35.81
Philippe Benacin	12/31/13	-0-	-0-	-0-	-0-	-0-	-0-	-0-	19,000	35.75	35.81
Philippe Santi	12/31/13	-0-	-0-	-0-	-0-	-0-	-0-	-0-	5,000	35.75	35.81
Frédéric Garcia-Pelayo	12/31/13	-0-	-0-	-0-	-0-	-0-	-0-	-0-	5,000	35.75	35.81

Options

As discussed above, we typically grant nonqualified stock options with a term of 6 years that vest ratably of a 5-year period on a cumulative basis, so that the option will become fully exercisable at the beginning of the sixth year from the date of grant.

We believe that the vesting period of these options serves a dual purpose: 1. executives will not receive any benefit if they leave prior to such portion of the option vesting; and 2. having a vesting period matches the service period with the potential benefits of the option.

Under our company’s stock option plans, the exercise price is determined by the average of the high and low price on the date of grant, not the closing price as reported by The Nasdaq Stock Market.

We also note that the Summary Compensation Table does not include income realized by the named executive officers as the result of the exercise of stock options, but rather reflects the dollar amount recognized for financial statement reporting purposes for options granted in accordance with ASC topic 718-20. However, value realized as the result of stock option exercises is set forth in the table entitled “Option Exercises and Stock Vested”.

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Interparfums SA Profit Sharing Plan

As required by French law, Inter Parfums, SA maintains its own profit sharing plan for all French employees who have completed three months of service, including executive officers of our European operations other than Mr. Benacin, the Chief Executive Officer of Inter Parfums, SA. Benefits are calculated based upon a percentage of taxable income of Interparfums SA and allocated to employees based upon salary. The maximum amount payable per year per employee is 25,000 euros, or approximately $34,000.

Calculation of total annual benefits contribution is made according to the following formula:

50% of (Interparfums SA net income, less 5% of shareholders equity without net income for the year) times a fraction, the numerator of which is wages, and the denominator of which is net income before tax + wages + taxes (other than income tax) + valuation allowances + amortization expenses + interest expenses.

Contribution to individual employees is then made pro rata based upon their individual salaries for the year.

Outstanding Equity Awards at Fiscal Year-End

The following table sets certain information relating to outstanding equity awards in our company held by the executive officers of our company listed in the Summary Compensation Table as of the end of the past fiscal year.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date

Jean Madar	13,875	-0-	-0-	11.297	2/13/14
	19,000	-0-	-0-	6.925	12/30/14
	15,200	3,800	-0-	12.14	12/30/15
	11,400	7,600	-0-	19.025	12/30/16
	7,600	11,400	-0-	15.59	12/29/17
	3,800	15,200	-0-	19.325	12/30/18
	-0-	19,000	-0-	35.75	12/30/19

Russell Greenberg	3,000	-0-	-0-	6.925	12/30/14
	15,000	5,000	-0-	12.14	12/30/15
	15,000	10,000	-0-	19.025	12/30/16
	10,000	15,000	-0-	15.59	12/29/17
	5,000	20,000	-0-	19.325	12/30/18
	-0-	25,000	-0-	35.75	12/30/19

Philippe Benacin	13,875	-0-	-0-	11.297	2/13/14
	19,000	-0-	-0-	6.925	12/30/14
	15,200	3,800	-0-	12.14	12/30/15
	11,400	7,600	-0-	19.025	12/30/16
	7,600	11,400	-0-	15.59	12/29/17
	3,800	15,200	-0-	19.325	12/30/18
	-0-	19,000	-0-	35.75	12/30/19

Philippe Santi	1,800	1,200	-0-	15.62	3/28/16
	1,800	1,200	-0-	19.025	12/30/16
	1,200	1,800	-0-	15.59	12/29/17
	600	2,400	-0-	19.325	12/30/18
	-0-	2,000	-0-	22.195	1/30/19
	-0-	5,000	-0-	35.75	12/30/19

Frédéric Garcia-Pelayo	1,800	1,200	-0-	15.62	3/28/16
	1,800	1,200	-0-	19.025	12/30/16
	1,200	1,800	-0-	15.59	12/29/17
	600	2,400	-0-	19.325	12/30/18
	400	1,600	-0-	22.195	1/30/19
	-0-	5,000	-0-	35.75	12/30/19

[Footnotes from table above]

1 Except as otherwise noted, all options expire 6 years from the date of grant, and vest 20% each year commencing one year after the date of grant.

The following table sets certain information relating to outstanding equity awards granted by Interparfums SA, our majority-owned French subsidiary which has its shares traded on the NYSE Euronext, held by the executive officers of our company listed in the Summary Compensation Table as of the end of the past fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

OF INTERPARFUMS SA

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price (euro)(2)	Option Expiration Date
Jean Madar	-0-	8,785	12.00	12/11/2015
	-0-	9,317	17.20	10/07/2016

Russell Greenberg	-0-	1,758	12.00	12/11/2015
	-0-	1,997	17.20	10/07/2016

Philippe Benacin	-0-	9,317	17.20	10/07/2016

Philippe Santi	-0-	8,785	12.00	12/11/2015
	-0-	9,317	17.20	10/07/2016

Frédéric Garcia-Pelayo	-0-	8,785	12.00	12/11/2015
	-0-	9,317	17.20	10/07/2016

[Footnotes from table above]

1 All options fully vest 4 years after the date of grant.

2 As of December 31, 2013, the closing price of Interparfums SA as reported by Euronext was 31.35 euro, and the exchange rate was 1.3791 U.S. dollars to 1 euro.

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Option Exercises and Stock Vested

The following table sets forth certain information relating to each option exercise affected during the past fiscal year, and each vesting of stock, including restricted stock, restricted stock units and similar instruments of our company during the past fiscal year, for the executive officers of our company listed in the Summary Compensation Table.

OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)

Jean Madar	28,500	711,731	-0-	-0-

Russell Greenberg	25,500	491,115	-0-	-0-

Philippe Benacin	28,500	711,731	-0-	-0-

Philippe Santi	12,750	240,563	-0-	-0-

Frédéric Garcia-Pelayo	12,750	246,953	-0-	-0-

[Footnote from table above]

[1]	Total value realized on exercise of options in dollars is based upon the difference between the fair market value of the common stock on the date of exercise, and the exercise price of the option.

The following table sets forth certain information relating to each option exercise effected during the past fiscal year, and each vesting of stock, including restricted stock, restricted stock units and similar instruments during the past fiscal year, of Interparfums SA, our majority-owned French subsidiary which has its shares traded on the Euronext, for the executive officers of our company listed in the Summary Compensation Table.

OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (euro)[1]	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)

Jean Madar	-0-	-0-	-0-	-0-

Philippe Benacin	8,785	227,373	-0-	-0-

Russell Greenberg	-0-	-0-	-0-	-0-

Philippe Santi	-0-	-0-	-0-	-0-

Frédéric Garcia-Pelayo	-0-	-0-	-0-	-0-

[Footnote from table above]

[1]	Total value realized on exercise of options in dollars is based upon the difference between the fair market value of the common stock on the date of exercise, and the exercise price of the option.

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Pension Benefits

The following table sets forth certain information relating to payment of benefits following or in connection with retirement during the past fiscal year, for the executive officers of our company listed in the Summary Compensation Table.

PENSION BENEFITS
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Jean Madar	NA	NA	-0-	-0-
Russell Greenberg	NA	NA	-0-	-0-
Philippe Benacin	Inter Parfums SA Pension Plan	NA	202,000	11,581
Philippe Santi	Inter Parfums SA Pension Plan	NA	202,000	11,581
Frédéric Garcia-Pelayo	Inter Parfums SA Pension Plan	NA	202,000	11,581

Interparfums SA maintains a pension plan for all of its employees, including all executive officers. The calculation of commitments for severance benefits involves estimating the probable present value of projected benefit obligations. This projected benefit obligations is then prorated to take into account seniority of the employees of Interparfums SA on the calculation date.

In calculating benefits, the following assumptions were applied:

- voluntary retirement at age 65;

- a rate of 45% for employer payroll contributions for all employees;

- a 5% average annual salary increase;

- an annual rate of turnover for all employees under 55 years of age and nil above;

- the TH 00-02 mortality table for men and the TF 00-02 mortality table for women;

- a discount rate of 3.96%.

The normal retirement age is 65 years, but employees, including Messrs. Benacin, Santi and Garcia-Pelayo, can collect reduced benefits if they retire at age 60.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans.

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Employment and Consulting Agreements

As part of our acquisition in 1991 of the controlling interest in Interparfums SA, now a subsidiary, we entered into an employment agreement with Philippe Benacin. The agreement provides that Mr. Benacin will be employed as Vice Chairman of the Board and President and Chief Executive Officer of Inter Parfums Holdings and its subsidiary, Interparfums SA. The initial term expired on September 2, 1992, and has subsequently been automatically renewed for additional annual periods. The agreement provides for automatic annual renewal terms, unless either party terminates the agreement upon 120 days’ notice. For 2014, Mr. Benacin presently receives an annual salary of €414,000 (approximately $571,000), and automobile expenses of €10,800 (approximately $15,000), which are subject to increase in the discretion of the board of directors. The agreement also provides for indemnification and a covenant not to compete for one year after termination of employment.

In 2014, in addition to his base salary which remained at €414,000, Philippe Benacin Holding SAS, Mr. Benacin’s personal holding company, will receive $250,000 for services rendered and to be rendered outside of the United States by Mr. Benacin for United States operations, in his capacity as President of our company. Payment is being made from United States operations. A consulting agreement has been signed with Mr. Benacin’s holding company, which provides for review on an annual basis of the amount of compensation payable to such company. The agreement also provides for indemnification for Mr. Benacin and his holding company, and a covenant not to compete for one year after termination of the agreement. The agreement is to be for one year, with automatic one year renewals unless either party terminates on 120 days’ notice or Mr. Benacin ceases to be the President of our company.

In 2013 we signed a consulting agreement with Mr. Madar’s holding company, Jean Madar Holding SAS, which provides for review on an annual basis of the amount of compensation payable to such company. The agreement also provides for indemnification for Mr. Madar and his holding company and a covenant not to compete for one year after termination of the agreement. The agreement is for one year, with automatic one year renewals unless either party terminates on 120 days’ notice or Mr. Madar ceases to be the Chief Executive Officer of our company. For 2013 Mr. Madar’s personal holding company received $250,000 for services rendered outside of the United States by Mr. Madar in his capacity as Chief Executive Officer. For 2014 both the $380,000 annual base salary of Mr. Madar as well as the $250,000 consulting fee payable to his personal holding company will remain the same as they were for 2013.

Compensation of Directors

The following table sets forth certain information relating to the compensation for each of our directors who is not an executive officer of our Company named in the Summary Compensation Table for the past fiscal year.

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			DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Francois Heilbronn[1]	16,000	-0-	6,114	-0-	-0-	43,775	65,889
Jean Levy[2]	18,000	-0-	6,114	-0-	-0-	36,441	60,555
Robert Bensoussan[3]	10,000	-0-	6,114	-0-	-0-	28,099	44,213
Patrick Choël[5]	14,000	-0-	6,114	-0-	-0-	21,684	41,798

[Footnotes from table above]

1.	As of the end of the last fiscal year, Mr. Heilbronn held options to purchase an aggregate of 3,500 shares of our common stock.
2.	As of the end of the last fiscal year, Mr. Levy held options to purchase an aggregate of 2,500 shares of our common stock.
3.	As of the end of the last fiscal year, Mr. Bensoussan-Torres held options to purchase an aggregate of 2,500 shares of our common stock.
4.	As of the end of the last fiscal year, Mr. Choël held options to purchase an aggregate of 2,250 shares of our common stock

For 2013, all nonemployee directors received $4,000 for each board meeting at which they participate in person, and $2,000 for each meeting held by conference telephone. In addition, the annual fee for each member of the audit committee is $6,000.

We maintain stock option plans for our nonemployee directors. The purpose of these plans is to assist us in attracting and retaining key directors who are responsible for continuing the growth and success of our company. Under such plans, options to purchase 1,000 shares are granted on each February 1st to all nonemployee directors for as long as each is a nonemployee director on such date. However, if a nonemployee director does not attend certain of the board meetings, then such option grants are reduced according to a schedule. In addition, options to purchase 2,000 shares are granted to each nonemployee director upon his initial election or appointment to our board.

On February 1, 2014, options to purchase 1,000 shares were granted to each of Francois Heilbronn, Jean Levy and Robert Bensoussan-Torres, and options to purchase 500 shares were granted to Patrick Choël, all at the exercise price of $32.12 per share under the 2004 plan. Such options vest ratably over a 4 year period.

Equity Compensation Plan Information

The following table sets forth certain information as of the end of our last fiscal year regarding all equity compensation plans that provide for the award of equity securities or the grant of options, warrants or rights to purchase our equity securities.

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Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	643,595	19.58	461,075
Equity compensation plans not approved by security holders	-0-	N/A	-0-
Total	643,595	19.58	461,075

Certain Relationships and Related Transactions

Transactions with European Subsidiaries

We have guaranteed the obligations of our majority-owned, French subsidiary, Interparfums SA under our former Burberry license and our Paul Smith license agreement. We also provide (or had provided on our behalf) certain financial, accounting and legal services for Interparfums SA, and during 2013 and 2012 fees for such services were $158,750 and $337,438, respectively. In January 2012, Inter Parfums USA, LLC, a United States subsidiary, signed a five year license agreement with Interparfums Suisse (SARL), a Swiss subsidiary of Interparfums SA, for the right to sell amenities under the Lanvin brand name to luxury hotels, cruise lines and airlines in return for royalty payments as are customary in our industry. In 2013 and 2012, Inter Parfums USA, LLC, a United States subsidiary, paid Interparfums Singapore Pte., Ltd., a subsidiary of Interparfums SA, approximately $114,000 and $110,000, respectively as reimbursement for expenses for employees and use of their offices by Inter Parfums USA, LLC, including a reasonable allocation of overhead. We estimate that future payments under this arrangement will be approximately $150,000 per year.

Option Exercise with Tender of Previously Owned Shares

The Chief Executive Officer and the President each exercised 13,875, 28,500 and 60,000 outstanding stock options of the Company’s common stock in 2014, 2013 and 2012, respectively. The aggregate exercise prices of $0.3 million in 2014, $0.7 million in 2013 and $1.6 million in 2012 were paid by them tendering to the Company in 2014, 2013 and 2012, an aggregate of 10,080, 18,880 and 82,322 shares, respectively, of the Company’s common stock, previously owned by them, valued at fair market value on the dates of exercise. All shares issued pursuant to these option exercises were issued from treasury stock of the Company. In addition, the Chief Executive Officer tendered in 2014, 2013 and 2012 an additional 1,193, 2,573 and 4,710 shares, respectively, for payment of certain withholding taxes resulting from his option exercises.

Consulting Agreements

As discussed above in Executive Compensation, in 2013 we signed a consulting agreement with Mr. Madar’s holding company, Jean Madar Holding SAS, which provides for review on an annual basis of the amount of compensation payable to such company. The agreement also provides for indemnification for Mr. Madar and his holding company and a covenant not to compete for one year after termination of the agreement. The agreement is for one year, with automatic one year renewals unless either party terminates on 120 days’ notice or Mr. Madar ceases to be the Chief Executive Officer of our company. For 2013 Mr. Madar’s personal holding company received $250,000 for services rendered outside of the United States by Mr. Madar in his capacity as Chief Executive Officer. For 2014 both the $380,000 annual base salary of Mr. Madar as well as the $250,000 consulting fee payable to his personal holding company will remain the same as they were for 2013.

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Also as discussed above in Executive Compensation, in 2014, in addition to his base salary which remained at €414,000, Philippe Benacin Holding SAS, Mr. Benacin’s personal holding company, will receive $250,000 for services rendered and to be rendered outside of the United States by Mr. Benacin for United States operations, in his capacity as President of our company. Payment is being made from United States operations. A consulting agreement has been agreed in principle with Mr. Benacin’s holding company, which provides for review on an annual basis of the amount of compensation payable to such company. The agreement also is to provide for indemnification for Mr. Benacin and his holding company, and a covenant not to compete for one year after termination of the agreement. The agreement is to be for one year, with automatic one year renewals unless either party terminates on 120 days’ notice or Mr. Benacin ceases to be the President of our company.

Distribution and Support Arrangements with Clarins

During 2010, we formed Interparfums Luxury Brands, Inc., a Delaware corporation and subsidiary of our majority-owned French subsidiary Interparfums SA, for distribution of prestige brands in the United States. Interparfums Luxury Brands has also entered into an agreement with Clarins Fragrance Group US (a Division of Clarins Group) effective January 1, 2011, to share and manage an expanded sales force. Logistical and administrative support is provided by Clarins Group USA from its Park Avenue offices in New York and its warehouse in Orangeburg, New York. In addition, in 2011, our Spanish distribution subsidiary also entered into a similar service agreement with a Clarins subsidiary relating to distribution of prestige fragrances in Spain. In November 2013, Interparfums Luxury Brands and Clarins U.S.A., Inc. entered into an Extension Agreement, which extended the terms of the Clarins U.S. Services Agreement until June 30, 2015 on the same terms and conditions (the “Clarins Extension Agreement”). Mr. Serge Rosinoer, a former director of our Company who passed away in January 2014, was the Vice Chairman of the Supervisory Board of Clarins SA, the parent company of both the Clarins Fragrance Group US and the Clarins subsidiary.

Jimmy Choo

Interparfums SA and J Choo Limited entered into an exclusive, worldwide license agreement commencing on January 1, 2010 and expiring on December 31, 2021, for the creation, development and distribution of fragrances under the Jimmy Choo brand. Mr. Robert Bensoussan, a director of the Corporation, was a director of J Choo Limited and had an indirect ownership interest in J Choo Limited until July 2011.

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Yelo and Nickel USA

IP Beauty, Inc., formerly Nickel USA, Inc., a wholly-owned subsidiary of our company and Yelo, LLC, a related party by virtue of the 3% equity interest in Yelo owned by Mr. Jean Madar, the Chairman of the Board and Chief Executive Officer, have entered into an agreement to have Yelo perform management services at the spa owned and operated by Nickel in New York City for a one (1) year period, subject to subsequent annual renewals upon agreement of the parties, and Nickel paid Yelo a monthly base fee of $5,000, plus a monthly performance fee based upon a percentage of increased monthly revenues above a baseline. In December 2013, we sold our Nickel brand and trademarks and the consulting agreement with Yelo was terminated in January 2014.

AUDIT COMMITTEE REPORT

The Audit Committee has the sole authority and is directly responsible for, the appointment, compensation and oversight of the work of the independent accountants employed by our company which prepare or issue an audit report for our company. During 2013 and for the past several years, the Audit Committee consisted of Messrs. Heilbronn, Levy and Choël.

The Company does not have an “audit committee financial expert” within the definition of the applicable Securities and Exchange Commission rules. First, finding qualified nominees to serve as a director of a public company without substantial financial resources has been challenging. Second, despite the applicable Securities and Exchange Commission rule which states that being named as the audit committee financial expert does not impose any greater duty, obligation or liability, the Company has been met with resistance from both present and former directors to being named as such primarily due to potential additional personal liability.

However, as the result of the background, education and experience of the members of the Audit Committee, our board of directors believes that such committee members are fully qualified to fulfill their obligations as members of the Audit Committee.

Management is responsible for our company’s internal controls and our financial reporting process. The independent registered public accounting firm we employ, WeiserMazars, LLP, is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon, as well as, issuing its report on its audit of our management’s assessment of our internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and our independent registered public accounting firm. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. In addition, WeiserMazars LLP discussed with the Audit Committee the results of its audit on management’s assessment of internal controls over financial reporting. The Audit Committee also discussed with WeiserMazars LLP matters required to be discussed by Statement on Auditing Standards No. 16 (Communications with Audit Committees).

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WeiserMazars LLP also provided to the Audit Committee the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with WeiserMazars LLP that firm’s independence.

Based upon the Audit Committee’s discussions with management and WeiserMazars LLP and the Audit Committee’s review of the representations of management and the report of WeiserMazars LLP to the Audit Committee, the Audit Committee recommended that our board of directors include the audited consolidated financial statements and management’s report on internal control over financial reporting, together with the attestation report of WeiserMazars LLP in our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission.

Francois Heilbronn, Chairman
Jean Levy
Patrick Choël

Independent Accountants

General

We are not submitting the selection of auditors to a vote of our shareholders’ as shareholder approval is not required under Delaware law. A representative of WeiserMazars LLP is expected to be present at the annual meeting with the opportunity to make a statement if he desires to do so, and is expected to be available to respond to appropriate questions.

Fees

The following sets forth the fees billed to us by WeiserMazars LLP, as well as discusses the services provided for the past two fiscal years, fiscal years ended December 31, 2013 and December 31, 2012.

Audit Fees

During 2013, the fees billed by WeiserMazars LLP and its affiliate, Mazars S.A. for audit services and review of the financial statements contained in our Quarterly Reports on Form 10-Q were $1.0 million. During 2012, the fees billed by WeiserMazars LLP and its affiliate, Mazars S.A. for audit services and review of the financial statements contained in our Quarterly Reports on Form 10-Q were $0.9 million.

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Audit-Related Fees

WeiserMazars LLP did not bill us for any audit-related services during 2013 or 2012.

Tax Fees

WeiserMazars LLP did not bill us for tax services during 2013 or 2012.

All Other Fees

WeiserMazars LLP did not bill us for any other services during 2013 or 2012.

Audit Committee Pre Approval Policies and Procedures

The Audit Committee has the sole authority for the appointment, compensation and oversight of the work of our independent accountants, who prepare or issue an audit report for us.

During the first quarter of 2013, the audit committee authorized the following non-audit services to be performed by WeiserMazars LLP.

•	We authorized the engagement of WeiserMazars LLP if deemed necessary to provide tax consultation in the ordinary course of business for fiscal year ended December 31, 2013.

•	We authorized the engagement of WeiserMazars LLP if deemed necessary to provide tax consultation as may be required on a project by project basis that would not be considered in the ordinary course of business, of up to a $5,000 fee limit per project, subject to an aggregate fee limit of $25,000 for fiscal year ending December 31, 2013. If we require further tax services from WeiserMazars LLP, then the approval of the audit committee must be obtained.

•	If we require other services by WeiserMazars LLP on an expedited basis such that obtaining pre-approval of the audit committee is not practicable, then the Chairman of the Committee has authority to grant the required pre-approvals for all such services.

•	We imposed a cap of $100,000 on the fees that WeiserMazars LLP can charge for services on an expedited basis that are approved by the Chairman without obtaining full audit committee approval.

•	None of the non-audit services of either of the Company’s auditors had the pre-approval requirement waived in accordance with Rule 2-01(c)(7)(i)(C) of Regulation S-X.

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In the first quarter of 2014, the audit committee authorized the same non-audit services to be performed by WeiserMazars LLP during 2013 as disclosed above.

PROPOSAL NO. 2:

ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

In accordance to the proxy rules under the Securities Exchange Act of 1934 (“Exchange Act”) and as required by the Dodd-Frank Act, we are required to provide our shareholders with an advisory resolution to approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis and the accompanying compensation tables and narrative disclosure. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse our executive compensation as described in this proxy statement. The Compensation Committee has developed an executive compensation program designed to pay for performance and to align the long-term interests of our named executive officers with the long-term interests of our shareholders. We are asking our shareholders to indicate their support for the compensation paid to our named executive officers by voting “FOR” the following resolution:

“RESOLVED, that the compensation paid to Inter Parfums, Inc.’s named executive officers, as disclosed in accordance with the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and related narrative disclosure included in this proxy statement, is hereby APPROVED.”

As provided by the Dodd-Frank Act, this vote will not be binding on the Board of Directors or the Compensation Committee and may not be construed as overruling a decision by the Board of Directors or the Compensation Committee nor imply any additional fiduciary duty on the Board of Directors. Further, it will not affect any compensation paid or awarded to any executive officer. Our Board of Directors and Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation arrangements. The purpose of our compensation policies and procedures is to attract and retain experienced, highly qualified executives crucial to our long-term success and enhancement of shareholder value.

Our Board of Directors recommends that shareholders vote “for” the approval of the vote for the advisory resolution to approve executive compensation as described in the compensation discussion and analysis and the accompanying compensation tables and narrative disclosure in this proxy statement.

SHAREHOLDERS’ PROPOSALS

Proposals of shareholders intended to be presented at the 2015 annual meeting of shareholders must be received in writing by the Secretary of our company at our principal offices in New York City, by April 2, 2015, in order to be considered for inclusion in our proxy statement relating to that meeting.

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If a shareholder intends to make a proposal at the 2015 Annual Meeting, such shareholder must have given timely notice thereof in proper written form to the Secretary of our company, in compliance with Section 8 of Article II of our By-Laws. To be timely, a shareholder’s notice to the Secretary must be delivered to or mailed and received at our principal executive office in New York, not less than sixty (60) days nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of shareholders i.e., between June 10, 2015, and July 10, 2015; however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

To be in proper written form, a shareholder’s notice to the Secretary must set forth as to each matter such shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and record address of such shareholder, (c) the class or series and number of shares of our capital stock which are owned-beneficially or of record by such shareholder, (d) a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business by such shareholder and any material interest of such shareholder in such business and (e) a representation that such shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

By Order of our board of directors

Michelle Habert, Secretary

37

0

INTER PARFUMS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jean Madar and Russell Greenberg as proxies (the "Proxies"), each with power of substitution and resubstitution, to vote all shares of Common Stock, $.001 par value per share, of Inter Parfums, Inc. (the "Company") held of record by the undersigned on July 28, 2014 at the Annual Meeting of stockholders to be held at Inter Parfums, Inc., 551 Fifth Avenue, New York, New York 10176, on September 8, 2014 at 10:00 A.M. New York City time, and at any adjournments thereof, as directed on the reverse side, and in their discretion on all other matters coming before the meeting and any adjournments thereof.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

INTER PARFUMS, INC.

September 8, 2014

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20930000000000000000 3 090814

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS, AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Jean Madar
- ○ Philippe Benacin
- ○ Russell Greenberg
- ○ Philippe Santi
- ○ Francois Heilbronn
- ○ Jean Levy
- ○ Robert Bensoussan
- ○ Patrick Choël
- ○ Michel Dyens

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. To vote for the advisory resolution to approve executive compensation	☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Please mark, date, sign and return this Proxy promptly in the enclosed envelope.

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

INTER PARFUMS, INC.

September 8, 2014

PROXY VOTING INSTRUCTIONS

INTERNET - Access **www.voteproxy.com** and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

Vote online until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.

20930000000000000000 3 090814

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS, AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

- ☐ FOR ALL NOMINEES
- ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
- ☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Jean Madar
- ○ Philippe Benacin
- ○ Russell Greenberg
- ○ Philippe Santi
- ○ Francois Heilbronn
- ○ Jean Levy
- ○ Robert Bensoussan
- ○ Patrick Choël
- ○ Michel Dyens

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

	FOR	AGAINST	ABSTAIN
2. To vote for the advisory resolution to approve executive compensation	☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Please mark, date, sign and return this Proxy promptly in the enclosed envelope.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ______ Signature of Stockholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.